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                                                                     EXHIBIT 5.1

                                  June 30, 1998

Board of Directors
COHR Inc.
21540 Plummer Street
Chatsworth, California 91311-4103

        Re: 1995 Stock Option Plan of COHR Inc. and 1996 Stock Option Plan of COHR Inc. (the "Plans"); Registration Statement on Form S-8

Ladies and Gentlemen:

        As counsel to COHR Inc., a Delaware corporation (the "Company"), we have participated in the preparation of a registration statement on Form S-8 (the "Registration Statement") being filed under the Securities Act of 1933 on or about the date of this letter to register shares of common stock, $.01 par value (the "Shares"), of the Company which may from time to time be offered and sold by the Company in connection with the Plans. This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended.

        In rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the corporate records of the Company, including its Certificate of Incorporation, its Bylaws, and actions by its Board of Directors and stockholders, and such other documents (including the Plans) which we have deemed relevant or necessary as the basis for the opinion as hereinafter set forth. We have also reviewed originals or copies, certified or otherwise identified to our satisfaction of such corporate and other records, documents, certificates and other papers, including certificates of public officials as we deemed necessary to render this opinion.

        We have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or otherwise, to enter into and to perform their respective obligations thereunder and have also assumed the due authorization by all requisite action, corporate or otherwise, and the execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinion expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

        Based upon and subject to the foregoing, we are of the opinion that the Shares that will be originally issued under the Plans have been duly authorized and, when issued pursuant to and in accordance with the 1995 Stock Option Plan of COHR Inc. or the 1996 Stock Option Plan of COHR Inc., as applicable, will be legally issued, fully paid and non-assessable.


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        We hereby consent to the use of our name in the Registration Statement and to the inclusion of this opinion as an exhibit thereto.

Very truly yours,

Sonnenschein Nath and Rosenthal


By: /s/ Robert L. Schuchard
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